                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
    (as filed with the Securities and Exchange Commission on April 7, 2000)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        Hearst-Argyle Television, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)Title of each class of securities to which transaction applies:

  (2)Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)Proposed maximum aggregate value of transaction:

  (5)Total fee paid:

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)Amount Previously Paid:

  (2)Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4)Date Filed:

Notes

                                Hearst-Argyle
                                -------------
                               TELEVISION, INC.

                              888 Seventh Avenue
                           New York, New York 10106

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2000

                                ---------------

To the Stockholders of Hearst-Argyle Television, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "2000 Annual Meeting") of Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), will be held at the Museum of Television and Radio, 25 West 52nd Street, New York, New York 10019 on Tuesday, May 9, 2000, at 10:00 a.m., local time, for the following purposes:

    (1) To elect one Series A Class I Director and five Series B Class I Directors to hold office for a term of two years or until their respective successors are elected and qualified; and

    (2) To transact such other business as may properly come before the meeting or its adjournment.

  The close of business on March 31, 2000 has been fixed by the Company's Board of Directors as the record date for the 2000 Annual Meeting. Only holders of record of the Company's Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock on that date will be entitled to notice of and to vote at the 2000 Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

  We will make available a list of stockholders as of the close of business on March 31, 2000, for inspection during normal business hours from April 29, 2000 through May 8, 2000, at the office of the Secretary of the Company. The list will also be available at the meeting.

  A Proxy Statement, form of Proxy and copy of the Annual Report on the Company's operations during the fiscal year ended December 31, 1999 accompany this notice.

  It is important that your shares be represented at the 2000 Annual Meeting. Whether or not you expect to attend in person, please vote, sign and date the form of Proxy and return it in the enclosed envelope. Stockholders who attend the 2000 Annual Meeting may revoke their Proxies and vote in person if they desire.

                                      By Order of the Board of Directors,

                                      /S/ Bob Marbut

                                      Bob Marbut,
                                      Chairman and
                                      Co-Chief Executive Officer

April 10, 2000
New York, New York

                                Hearst-Argyle
                                -------------
                               TELEVISION, INC.

                              888 Seventh Avenue
                           New York, New York 10106

                               ----------------

                                PROXY STATEMENT

                    For the Annual Meeting of Stockholders
                           To Be Held on May 9, 2000

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This Proxy Statement and accompanying Proxy are furnished to the stockholders of Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of Proxies to be voted at the Annual Meeting of Stockholders of the Company (the "2000 Annual Meeting") to be held at the Museum of Television and Radio, 25 West 52nd Street, New York, New York 10019 on Tuesday, May 9, 2000, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. References herein to the "Company" include its subsidiaries, unless the context otherwise requires.

  This Proxy Statement and form of Proxy are first being mailed to such stockholders on or about April 10, 2000. If the enclosed form of Proxy is executed and returned, it nevertheless may be revoked by the stockholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. A stockholder who attends the meeting in person may revoke his or her Proxy at that time and vote in person if so desired. Unless revoked or unless contrary instructions are given, each Proxy duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote, as applicable:

    (1) FOR the election of the Series A director nominee (the "Series A Director") and the five Series B director nominees (the "Series B Directors") listed under "Election of Directors Proposal" to serve as Class I directors for a two-year term (the "Election of Directors Proposal"); and

    (2) At the discretion of the persons named in the enclosed form of Proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

  The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS PROPOSAL.

                               QUORUM AND VOTING

Record Date; Quorum

  The Company's Board of Directors has fixed the close of business on Friday, March 31, 2000 as the record date (the "Record Date") for the 2000 Annual Meeting. Only holders of record of the Company's Series A Common Stock, Series B Common Stock (together with the Series A Common Stock, the "Common Stock"), Series A Preferred Stock and Series B Preferred Stock (together with the Series A Preferred Stock, the "Preferred Stock") on the Record Date will be entitled to notice of and to vote at the 2000 Annual Meeting and any adjournments and postponements thereof. On the Record Date, there were 92,791,200 shares of Common Stock (consisting of 51,492,552 shares of Series A Common Stock and 41,298,648 shares of Series B Common Stock) held by approximately 857 stockholders of record, outstanding and entitled to vote at the 2000 Annual Meeting and there were 21,876 shares of Preferred Stock (consisting of 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock) held by three stockholders of record, outstanding and entitled to vote at the 2000 Annual Meeting.

  Except with respect to the election of directors, the presence, in person or by Proxy, of the holders of a majority of the voting power of the outstanding shares of all of the classes of the Company's capital stock is necessary to constitute a quorum at the meeting, provided that in no event may a quorum consist of less than one-third of the outstanding shares of all of the classes of the Company's capital stock. With respect to the election of the Series A Director, the presence in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of the Series A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock is necessary to constitute a quorum, provided that in no event may a quorum consist of less than one-third of the outstanding shares of such classes. With respect to the election of the Series B Directors, the presence, in person or by proxy, of Hearst Broadcasting, Inc., a Delaware corporation ("Hearst Broadcasting"), as the sole holder of 100% of the outstanding shares of Series B Common Stock, is necessary to constitute a quorum. Hearst Broadcasting is a wholly owned subsidiary of Hearst Holdings, Inc., a Delaware corporation ("Hearst Holdings") and wholly owned subsidiary of The Hearst Corporation, a Delaware corporation ("Hearst").

Voting Rights; Vote Required For Approval

  Each holder of record of Common Stock and Preferred Stock as of the Record Date is entitled to vote in accordance with the terms of the Company's Amended and Restated Certificate of Incorporation, which provides that (i) the holders of Series A Common Stock will be entitled to one vote per share of Series A Common Stock; (ii) the holders of Series B Common Stock will be entitled to one vote per share of Series B Common Stock; (iii) the holders of Series A Preferred Stock will be entitled to the number of votes (rounded up to the next whole number) equal to the number of shares of Series A Common Stock into which such shares of Series A Preferred Stock are convertible as of the record date for the stockholder meeting at which such votes are to be cast (in the case of the Record Date for the 2000 Annual Meeting, 29 shares of Series A Common Stock); and, (iv) the holders of the Series B Preferred Stock will be entitled to 29 votes per share of Series B Preferred Stock (for any stockholder meeting for which the record date is before July 11, 2002). The holders of Series A Common Stock and Series B Common Stock vote together as a single class on all matters, except with respect to (i) the election of directors; (ii) any amendments to the Company's Amended and Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective series so as to affect them adversely; and
(iii) such other matters as require class votes under the Delaware General Corporation Law or the Company's Amended and Restated Certificate of Incorporation. In addition, the holders of Preferred Stock are entitled to vote on all matters submitted to a vote of holders of the Series A Common Stock, with the holders of the Series A Preferred Stock and the Series B Preferred Stock voting as a single class with the holders of Series A Common Stock. Cumulative voting is not permitted in the election of directors.

  With respect to the "Election of Directors Proposal," only holders of the Series A Common Stock, Series A Preferred Stock (voting as a single class with the Series A Common Stock) and Series B Preferred Stock (voting as a single class with the Series A Common Stock) will be entitled to vote on the nominee for Series A

Director described under the Election of Directors Proposal, and only Hearst Broadcasting, as the holder of 100% of the outstanding Series B Common Stock, will be entitled to vote on the nominees for Series B Directors described under the Election of Directors Proposal. The affirmative vote of a plurality of the voting power of the shares of Series A Common Stock, Series A Preferred Stock and Series B Preferred Stock represented at the 2000 Annual Meeting is required for the election of the Series A Director. The affirmative vote of a plurality of the voting power of the shares of Series B Common Stock represented at the 2000 Annual Meeting is required for the election of the Series B Directors.

Proxies; Abstentions; Broker Non-Votes

  All shares of Common Stock and Preferred Stock represented by properly executed Proxies received prior to or at the 2000 Annual Meeting and not properly revoked will be voted in accordance with the instructions indicated in such Proxies. If no instructions are indicated on a properly executed and returned Proxy, such Proxy will be voted "FOR" the Election of Directors Proposal.

  Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions are counted for determining the total number of votes cast with respect to a proposal and thus, generally will be counted as a vote "AGAINST" that proposal. Since a plurality of the votes cast is required for the election of directors, abstentions will not be counted for purposes of the election of directors. Broker non-votes are not counted in determining the total number of votes cast with respect to a proposal and are, therefore, counted neither as a vote "FOR" nor "AGAINST" that proposal.

  It is not expected that any matter not referred to herein will be presented for action at the 2000 Annual Meeting. If any other matters are properly brought before the 2000 Annual Meeting and any adjournments or postponements thereof, the persons named in the Proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a Proxy will also confer discretionary authority on the persons named in the Proxy as Proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the 2000 Annual Meeting, including postponement or adjournment for the purpose of soliciting additional votes.

  A stockholder may revoke a Proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed Proxy or by attending the 2000 Annual Meeting and voting in person. Attendance at the 2000 Annual Meeting will not in itself constitute the revocation of a Proxy.

  The cost of solicitation of Proxies will be paid by the Company. In addition to solicitation by mail, Proxies may be solicited in person by directors, officers and employees of the Company without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and the Company upon request, will reimburse them for their reasonable expenses in so doing.

                        ELECTION OF DIRECTORS PROPOSAL

Board Of Directors

  The Company's Amended and Restated Certificate of Incorporation provides for classified directors and staggered director terms. Currently, the Company's Board of Directors consists of 13 members. The holders of Series A Common Stock and the holders of the Preferred Stock voting with the holders of the Series A Common Stock as a single class elect two directors (the "Series A Directors") and Hearst Broadcasting, as the sole holder of the Series B Common Stock, elects the balance of the directors (the "Series B Directors"). The Board of Directors is divided into two classes, Class I and Class II, with one Series A Director in each class. The following table lists the name, age, class and series designation for each director:

                                                          Director    Director
                                                            Class      Series
   Name                                              Age Designation Designation
   ----                                              --- ----------- -----------
   David J. Barrett.................................  51      II           B
   Frank A. Bennack, Jr.............................  67       I           B
   John G. Conomikes................................  67       I           B
   Ken J. Elkins....................................  62      II           B
   Victor F. Ganzi..................................  53      II           B
   George R. Hearst, Jr.............................  72       I           B
   William Randolph Hearst III......................  50      II           B
   Bob Marbut.......................................  64       I           B
   Gilbert C. Maurer................................  71       I           B
   Michael E. Pulitzer..............................  70      II           B
   David Pulver.....................................  58      II           A
   Virginia Hearst Randt............................  50      II           B
   Caroline L. Williams.............................  53       I           A

  Each director serves for a term ending on the second annual meeting date following the annual meeting at which such director was elected. Each current Class II director will hold office until the 2001 Annual Meeting. Accordingly, at the 2000 Annual Meeting:

    (i) the holders of the Series A Common Stock (and the holders of the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class with the Series A Common Stock) will elect one Class I Series A Director to hold office until the earlier of the Company's annual meeting of stockholders in 2002 or until his or her successor is duly elected and qualified; and

    (ii) Hearst Broadcasting, as the sole holder of the Series B Common Stock, will elect five Class I Series B Directors to hold office until the earlier of the Company's annual meeting of stockholders in 2002 or until their respective successors are duly elected and qualified.

  Set forth below are the nominees for the Series A Director and the Series B Directors. In the event that such nominees are unable to serve or for good cause will not serve, the Proxies will be voted at the meeting for such other person as the Board of Directors of the Company may recommend.

Nominee for Class I Series A Director (To be elected by the holders of the Series A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class):

  Caroline L. Williams has been a Director of the Company since 1994. From June 1993 to April 1995, she served as a Director of Argyle Television Holding, Inc. ("Argyle I"). Ms. Williams has served as President of Grey Seal Capital, an investment and consulting firm, since October 1997. From July 1992 through September 1993, Ms. Williams served as the Vice President, Program Support of TechnoServe, a non-profit organization providing business, management and technical assistance to community-based enterprises in Latin America and Africa.

  In connection with Hearst's contribution of its broadcast group to Argyle Television, Inc. (which was thereafter renamed "Hearst-Argyle Television, Inc.") on August 29, 1997 (the "Hearst Transaction"), Hearst agreed that, for as long as it held any shares of Series B Common Stock and to the extent that Hearst during such time also held any shares of Series A Common Stock, it would vote its shares of Series A Common Stock with respect to the election of directors only in the same proportion as the shares of Series A Common Stock not held by Hearst are so voted. Hearst, through its indirect ownership of Hearst Broadcasting, currently owns 14,093,942 shares of Series A Common Stock, which represents approximately 27% of the outstanding voting power of the Series A Common Stock and Preferred Stock.

Your directors recommend a vote FOR the election of the Series A Director nominee.

Nominees for Class I Series B Directors (To be elected by Hearst Broadcasting as the sole holder of the Series B Common Stock):

  Frank A. Bennack, Jr. has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Bennack has served as the President and Chief Executive Officer of Hearst since January 1979. Mr. Bennack is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Bennack is also a Director of The Chase Manhattan Corporation, The Chase Manhattan Bank, American Home Products Corporation and Polo Ralph Lauren Corp.

  John G. Conomikes has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Conomikes also served as President and Co-Chief Executive Officer of the Company from August 1997 to June 1999. Prior to this time, he served as a Vice President of Hearst and the General Manager of Hearst's broadcast group since March 1983. From January 1981 to March 1983, Mr. Conomikes served as Hearst's General Manager of Television and from February 1970 to January 1981, served as Vice President and General Manager of WTAE in Pittsburgh, Pennsylvania. Mr. Conomikes joined Hearst in 1959 at WTAE where he served in various positions before assuming the Vice President and General Manager positions at the station. Mr. Conomikes is also a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York.

  George R. Hearst, Jr. has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst has served as the Chairman of the Board of Directors of Hearst since March 1996. From April 1977 to March 1996, Mr. Hearst served as a Vice President of Hearst and headed its real estate activities. He is also a Trustee of the Trust established under the Will of William Randolph Hearst, a Director of The William Randolph Hearst Foundation of California and the President and a Director of The Hearst Foundation of New York. Mr. Hearst is a cousin of William Randolph Hearst III and Virginia Hearst Randt.

  Bob Marbut has served as Chairman of the Board of Directors, Co-Chief Executive Officer and a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Marbut served as Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company from August 1994 until August 29, 1997. From March 1993 to April 1995, Mr. Marbut served as Chief Executive Officer and a Director of Argyle I. Mr. Marbut is also a Director of Tupperware Corporation and Ultramar Diamond Shamrock Corporation. In connection with the Hearst Transaction and pursuant to the Amended and Restated Agreement and Plan of Merger dated March 26, 1997, executed by Hearst, certain wholly owned subsidiaries of Hearst and Argyle Television, Inc., Hearst agreed, for as long as Mr. Marbut is employed by the Company or one of the Company's subsidiaries, to vote the shares of Series B Common Stock it owns and use its best efforts to take such actions to cause Mr. Marbut to continue to be elected as a Director of the Company.

  Gillbert C. Maurer has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Maurer served as Chief Operating Officer of Hearst from March 1990 until

December 1998 and as Executive Vice President of Hearst from June 1985 until December 1998. Mr. Maurer currently is serving as a consultant to Hearst. Mr. Maurer is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Maurer is also a Director of Wit Capital Group.

Your directors recommend a vote FOR the election of the Series B Director nominees.

                              GENERAL INFORMATION

Directors Continuing in Office

  Class II Directors (Term expires in 2001)

  David J. Barrett has served as President and Co-Chief Executive Officer of the Company since June 1999 and as a Director of the Company since August 29, 1997. Prior to his appointment as President and Co-Chief Executive Officer, he served as Executive Vice President and Chief Operating Officer of the Company beginning on August 29, 1997. Prior to this time, he served as a Vice President of Hearst and Deputy General Manager of Hearst's broadcast group since January 1991. Mr. Barrett served as General Manager of the WBAL Division of Hearst in Baltimore, Maryland from November 1989 to January 1991. He joined Hearst in 1984 as General Manager of Hearst's radio properties and continued in that position until 1989. Prior to joining Hearst, Mr. Barrett was Executive Vice President of Doubleday Broadcasting, based in Washington, D.C. Mr. Barrett is a member of Hearst's Board of Directors.

  Ken J. Elkins has served as a Director of the Company since the consummation of the merger of Pulitzer Publishing Company ("Pulitzer") with and into the Company (the "Pulitzer Merger") on March 18, 1999. Mr. Elkins currently serves as a Director of Pulitzer Inc., the successor entity to Pulitzer's newspaper operations. Prior to the Pulitzer Merger, Mr. Elkins served as Senior Vice President--Broadcasting Operations and Director of Pulitzer and President and Chief Executive Officer of Pulitzer Broadcasting Company. In addition, he served as Vice President--Broadcast Operations from April 1984 through March 1986 and prior to that time served as a general manager of certain of Pulitzer's television stations. Mr. Elkins was nominated by the Board of Directors of the Company and appointed to serve as a Director in accordance with a Board Representation Agreement, dated May 25, 1998 (the "Board Representation Agreement"), by and among the Company, Hearst Broadcasting and Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (collectively, the "Pulitzer Parties"), pursuant to which the Company agreed to cause the nomination for election to the Company's Board of Directors two individuals designated by the Pulitzer Parties.

  Victor F. Ganzi has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Ganzi has served as Executive Vice President of Hearst since March 1997, and as Chief Operating Officer of Hearst since March 1998. From 1992 to 1997, at various times Mr. Ganzi served as Hearst's Senior Vice President, Chief Financial Officer and Chief Legal Officer. From March 1995 until August 1999, he also held the position of Group Head for Hearst's Books/Business Publishing Group. Mr. Ganzi joined Hearst in May 1990 as General Counsel and Vice President. He is also a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Ganzi is also a director of Gentiva Health Services, Inc.

  William Randolph Hearst III has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst is a partner in the Menlo Park, California venture capital firm of Kleiner, Perkins, Caufield and Byers, which he joined in January 1995. From October 1984 to December 1995, Mr. Hearst served as Publisher of Hearst's San Francisco Examiner newspaper. Mr. Hearst is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Hearst is Vice Chairman and a member of the Board of Directors of At Home Corporation and a Director of Juniper Networks Inc. Mr. Hearst is a cousin of George R. Hearst, Jr. and Virginia Hearst Randt.

  Michael E. Pulitzer has served as a Director of the Company since the consummation of the Pulitzer Merger on March 18, 1999. Mr. Pulitzer is currently serving as Chairman of the Board of Pulitzer, Inc., the successor company to Pulitzer's newspaper operations. Prior to the consummation of the Pulitzer Merger, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer. He also served as Vice Chairman of the Board of Pulitzer from April 1984 through March 1986 and as President and Chief Operating Officer of Pulitzer from April 1979 through March 1984. Mr. Pulitzer was nominated by the Board of Directors of the Company and appointed to serve as a Director in accordance with the Board Representation Agreement, pursuant to which the Company agreed to cause the nomination for election to the Company's Board of Directors two individuals designated by the Pulitzer Parties.

  David Pulver has served as a Director of the Company since December 1994. From June 1993 to April 1995, he served as a Director of Argyle I. Mr. Pulver is President of Cornerstone Capital, Inc., a private investment company. Mr. Pulver serves as a Director of Costco Wholesale Corporation, a wholly owned subsidiary of Costco Companies, Inc., and J. Baker, Inc. Mr. Pulver is also a Trustee of Colby College.

  Virginia Hearst Randt has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Ms. Randt has served as a Director of Hearst since September 1990. She is a cousin of George
R. Hearst, Jr. and William Randolph Hearst III.

Meetings and Committees of the Board of Directors

  The Board of Directors held a total of seven meetings in 1999. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. The Board of Directors has an Audit Committee (the "Audit Committee"), a Compensation Committee (the "Compensation Committee") and an Executive Committee (the "Executive Committee"). The Board of Directors does not have a standing nominating committee.

  Audit Committee. The Audit Committee consists of Ken J. Elkins, David Pulver and Caroline L. Williams. Mr. Pulver serves as Chair of the Audit Committee. The Audit Committee reviews and recommends to the Board the independent auditors to be selected to audit the Company's financial statements and consults with the Company's independent auditors and with personnel from the internal financial staff with respect to corporate accounting, reporting and internal control practices. The Audit Committee met 14 times during 1999.

  Compensation Committee. The Compensation Committee consists of Frank A. Bennack, Jr., Michael E. Pulitzer, David Pulver and Caroline L. Williams. Ms. Williams serves as Chair of the Compensation Committee. The Compensation Committee reviews and approves salary and bonus levels for executive officers and total compensation for senior executive officers. The Compensation Committee met six times during 1999.

  Executive Committee. The Executive Committee consists of Frank A. Bennack, Jr., John G. Conomikes, George R. Hearst, Jr., Bob Marbut and David Pulver. Mr. Conomikes serves as Chair of the Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee may exercise all of the powers of the Board of Directors in the direction and management of the business and affairs of the Company. The Executive Committee met once in 1999.

Director Compensation

  Directors who are also employees of the Company or of Hearst receive no compensation for their service as directors. The Directors who are not also employees of the Company or Hearst (the "Outside Directors") are currently paid $24,000 annually, a fee of $6,000 for each committee on which he or she serves, a fee of $5,000 for service as a committee chair, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The Outside Directors also receive annual grants of 4,000 options (and an additional 1,000 if serving as a Committee Chair) under the terms of the Company's 1997 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

  During the fiscal year ended December 31, 1999, the Compensation Committee consisted of Frank A. Bennack, Jr., Michael E. Pulitzer, David Pulver and Caroline L. Williams. John G. Conomikes, who served as the President and Co-Chief Executive Officer of the Company until June 1999, serves on the Finance Committee of Hearst, which functions as a compensation committee. The Company reimbursed Hearst under the Services Agreement described under "Certain Relationships and Related Transactions" for the services of Mr. Conomikes until his retirement in June 1999. Frank A. Bennack, Jr., a member of the Company's Compensation Committee, is also a director of Hearst and a member of the Finance Committee of the Board of Directors of Hearst and the Incentive Compensation Plan Committee of the Board of Directors of Hearst, a committee that also has compensation-related responsibilities. Mr. Bennack is also the President and Chief Executive Officer of Hearst and a Director of The Chase Manhattan Bank ("Chase") and The Chase Manhattan Corporation. Upon consummation of the Hearst Transaction, the Company entered into a series of agreements with Hearst. Chase is the lead agent bank under the $1 billion credit facility and the $250 million credit facility that the Company entered into on April 12, 1999. See "Certain Relationships And Related Transactions." David J. Barrett, the President and Co-Chief Executive Officer of the Company, is a Director of Hearst. Prior to the consummation of the Pulitzer Merger, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company are as follows:

                Name                Age                Position
                ----                ---                --------
 Bob Marbut*......................  64  Chairman of the Board of Directors and
                                         Co-Chief Executive Officer
 David J. Barrett*................  51  President and Co-Chief Executive
                                         Officer
 Anthony J. Vinciquerra...........  45  Executive Vice President and Chief
                                         Operating Officer
 Harry T. Hawks...................  46  Executive Vice President and Chief
                                         Financial Officer
 Terry Mackin.....................  43  Executive Vice President
 Philip M. Stolz..................  52  Senior Vice President

--------
* Member of the Board of Directors. See "Election of Directors Proposal--Board of Directors" and "General Information--Directors Continuing in Office" for additional information.

  Anthony J. Vinciquerra has served as Executive Vice President since joining the Company in August 1997 and as Chief Operating Officer since June 1999. He joined Hearst as Group Executive of Hearst's broadcast group in June 1997. Prior to his appointment at Hearst, Mr. Vinciquerra served as Executive Vice President of the television station group of CBS from November 1995 to June 1997. From January 1993 to November 1995, he served as Vice President and General Manager of KYW-TV in Philadelphia, Pennsylvania.

  Harry T. Hawks has served as Executive Vice President and Chief Financial Officer of the Company since February 2000 and as Senior Vice President and Chief Financial Officer of the Company from the consummation of the Hearst Transaction on August 29, 1997 until February 2000. Prior to this time and since August 1994, he served as Chief Financial Officer, Assistant Secretary and Treasurer of the Company. Mr. Hawks served as Vice President-Finance of Argyle I from March 1993 until June 1993 and from June 1993 to April 1995 he served as its Chief Financial Officer. Prior to joining Argyle I, Mr. Hawks co-founded Cumberland Capital Corporation, a merchant banking firm, where he served as President and as a Director from 1987 until 1992.

  Terry Mackin has served as Executive Vice President of the Company since May 1999. Prior to his appointment as Executive Vice President, Mr. Mackin served as President and Chief Operating Officer of StoryFirst Communications, Inc. from January 1997 to May 1999, where he was responsible for the design and management of several rapidly growing Eastern European media properties, including two essential television networks, eight radio stations and eight television stations in Russia and the Ukraine. Prior to joining StoryFirst, Mr. Mackin served as Executive Vice President and Chief Operating Officer of Ellis Communications from July 1994 to September 1996.

  Philip M. Stolz has served as Senior Vice President of the Company since December 1998. Prior to his appointment as Senior Vice President, Mr. Stolz served as President and General Manager of WBAL-TV, the Company's television station in Baltimore, Maryland. Mr. Stolz joined WBAL-TV in 1991 as Vice President and General Manager.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth certain information for the fiscal years ended December 31, 1999, 1998 and 1997 of the Chief Executive Officers and the other four most highly compensated executive officers of the Company who were executive officers as of December 31, 1999:

                          Summary Compensation Table

                                                                  Long-Term
                                                                 Compensation
                                      Annual Compensation           Awards
                                 ------------------------------- ------------
                                                                  Securities
        Name and                                    Other Annual  Underlying   All Other
       Principal          Fiscal  Salary            Compensation   Options    Compensation
        Position           Year  ($      )Bonus ($)   ($) (1)         (#)        ($)(2)
       ---------          ------ -------- --------  ------------ ------------ ------------
Bob Marbut..............   1999  $715,000      --     $ 56,521         --        $4,800
 Chairman of the Board     1998   650,000 $182,000      49,843         --         4,800
 of                        1997   383,333  225,000      49,967     300,000        3,250
 Directors and Co-Chief
 Executive Officer

David J. Barrett........   1999   657,500      --       33,416      35,000        4,800
 President, Co-Chief       1998   550,000  154,011      26,801         --         4,800
 Executive Officer and     1997   173,333   50,661      11,887     230,000        1,583
 Director(3)

John G. Conomikes.......   1999   357,500      --       28,261         --         4,800
 Director(3)(4)            1998   650,000  182,000      49,843         --         4,800
                           1997   216,667   34,667       6,750         --         1,583

Anthony J. Vinciquerra..
 Executive Vice            1999   525,000      --       22,754      40,000        4,800
 President and Chief       1998   450,000  124,394      60,343         --         4,800
 Operating Officer(3)      1997   150,000  100,000       4,733     150,000          --

Harry T. Hawks..........
 Executive Vice            1999   300,000      --       25,192         --         4,800
 President and Chief       1998   260,000   73,739      20,813         --         4,800
 Financial Officer         1997   183,333   65,376     247,298     100,000        3,250

Terry Mackin............   1999   333,333  191,667     127,807     100,000          --
 Executive Vice            1998       --       --          --          --           --
 President(5)              1997       --       --          --          --           --

Philip M. Stolz.........   1999   380,000      --      137,783         --         4,800
 Senior Vice               1998   226,000  104,763      15,530      80,000        4,800
 President(3)              1997    71,667   40,000       5,652      40,000        1,583

--------
(1) Amounts in this column consist of the following: (i) dollar values of perquisites consisting of premiums for life insurance, automobile allowances, tax preparation expense reimbursements, club membership reimbursements and moving expense reimbursements, and (ii) payments for tax gross-ups.

                                                           Perquisites
                               --------------------------------------------------------------------
                                 Life                  Tax         Club         Moving       Tax
                               Insurance   Auto    Preparation  Membership      Expense    Gross-Up
                               Premiums  Allowance    Fees     Reimbursement Reimbursement Payment
                                  ($)       ($)        ($)          ($)           ($)        ($)
                               --------- --------- ----------- ------------- ------------- --------
Bob Marbut..............  1999  $32,163   $12,000    $9,000       $ 3,358           --          --
                          1998   23,235    12,000     9,000         5,608           --          --
                          1997   20,367    10,400     6,750           --       $  6,368    $  6,082

David J. Barrett........  1999    8,343    12,000       --         13,073           --          --
                          1998    3,080    12,000       --         11,521           --          --
                          1997    1,527     4,496       --            --            --          --

John G. Conomikes(6)....  1999      --        --        --            --            --          --
                          1998      --        --        --            --            --          --
                          1997    6,750       --        --            --            --          --

Anthony J. Vinciquerra..  1999    7,533    12,000       --          3,221           --          --
                          1998    2,200    12,000       --          5,412        30,444      10,287
                          1997      733     4,000       --            --            --          --

Harry T. Hawks..........  1999    5,660    10,800     3,000         5,732           --          --
                          1998    2,200    10,800     3,000         4,813           --          --
                          1997    1,254     7,600     2,250           --        120,813     115,381

Terry Mackin(5).........  1999    6,487     8,000       --          6,368        61,239      45,713
                          1998      --        --        --            --            --          --
                          1997      --        --        --            --            --          --

Philip M. Stolz(3)......  1999    5,330    10,800       --            496        69,378      51,779
                          1998    3,986     7,308       --          4,236           --          --
                          1997    1,000     2,914       --          1,738           --          --

--------

(2) Amounts in this column represent the amounts contributed by the Company on behalf of the named individuals to the Company's 401(k) Savings Plan (a non-discriminatory retirement plan established pursuant to Section 401(k) of the Internal Revenue Code).

(3) The compensation amounts paid in 1997, reflect the compensation paid by the Company to Messrs. Barrett, Vinciquerra and Stolz, and to Hearst for the services of Mr. Conomikes, from August 29, 1997 until December 31, 1997. Prior to August 29, 1997, Messrs. Barrett, Vinciquerra and Stolz were employed by Hearst's broadcast group. The other named executive officers were either hired by the Company after the consummation of the Hearst Transaction on August 29, 1997 or were employed by Argyle Television, Inc. prior to August 29, 1997.

(4) Mr. Conomikes served as President and Co-Chief Executive Officer of the Company from August 1997 until June 1999. Mr. Conomikes, however, was not an employee of the Company. Hearst provided Mr. Conomikes' services to the Company pursuant to the Services Agreement described under "Certain Relationships and Related Transactions" and the Company reimbursed Hearst for such services in an amount equal to the total compensation paid to Mr. Marbut. Mr. Conomikes also receives compensation from Hearst for services provided to Hearst. The amounts charged to the Company for Mr. Conomikes' services in 1999 equal one-half of Mr. Marbut's compensation for 1999.

(5) Reflects compensation and perquisites paid to Mr. Mackin from May 1, 1999 (the date he became an officer of the Company) to December 31, 1999. The bonus amounts paid to Mr. Mackin in 1999 reflect a one-time signing bonus paid in connection with the commencement of his employment and a 1999 guaranteed bonus paid pursuant to his employment agreement.

(6) Under the terms of the Services Agreement, the Company reimbursed Hearst for the services of Mr. Conomikes in an amount equal to Mr. Marbut's annual compensation. Since Mr. Conomikes retired in June 1999, the amount shown for Mr. Conomikes in the Summary Compensation Table under the "Other Annual Compensation" column equals one-half of Mr. Marbut's total for this column. For 1997, the life insurance premiums paid on behalf of Mr. Conomikes represent the Company's pro rata portion of such premiums for the period covering August 29, 1997 (the date he became an officer of the Company) through December 31, 1997.

Pension Plans

  The table below sets forth information with respect to the Company's tax-qualified pension plan (the "Tax-Qualified Plan") and the supplemental retirement plan (the "Supplemental Plan," and together with the Tax-Qualified Plan, the "Pension Plans"). The Pension Plans cover all of the named executive officers, except for Mr. Mackin who is not yet eligible for the Pension Plans. Mr. Conomikes, who served as Co-Chief Executive Officer and President of the Company until June 1999, is covered by The Hearst Corporation Pension Plan. The Pension Plans are designed to provide a benefit of 1 1/2% for each year of credited service (which excludes the first year of employment) multiplied by the average annual salary (as defined in the Pension Plans) for the participant's five highest consecutive full calendar years, and has a 40 year maximum. For the Tax-Qualified Plan, the highest amount of compensation that may be considered under federal law with respect to determining pension benefits is $160,000 as of December 31, 1999, as adjusted for the cost of living each year (except that any increase that is not a multiple of $10,000 is rounded to the next lowest multiple of $10,000). However, on January 1, 1999 the Company adopted the Supplemental Plan which provides the benefits that would have been payable to the executive officers under the Tax-Qualified Plan, except for the application of certain legal limits.

                             Years of Credited Service With The Company
                        -----------------------------------------------------
      Average Annual
        Salary For
       Five Highest
     Consecutive Full
      Calendar Years       15       20       25       30       35       40
   -------------------- -------- -------- -------- -------- -------- --------
   100,000............. $ 22,500 $ 30,000 $ 37,500 $ 45,000 $ 52,500 $ 60,000
   150,000.............   33,750   45,000   56,250   67,500   78,750   90,000
   200,000.............   45,000   60,000   75,000   90,000  105,000  120,000
   250,000.............   56,250   75,000   93,750  112,500  131,250  150,000
   300,000.............   67,500   90,000  112,500  135,000  157,500  180,000
   400,000.............   90,000  120,000  150,000  180,000  210,000  240,000
   500,000.............  112,500  150,000  187,500  225,000  262,500  300,000
   600,000.............  135,000  180,000  225,000  270,000  315,000  360,000
   700,000.............  157,500  210,000  262,500  315,000  367,500  420,000

  Messrs. Marbut, Vinciquerra and Hawks became participants in the Tax-Qualified Plan effective as of January 1, 1998 and in the Supplemental Plan effective as of January 1, 1999 and have three years of credited service thereunder. Messrs. Barrett and Stolz became participants in the Tax-Qualified Plan effective August 29, 1997 and in the Supplemental Plan effective as of January 1, 1999 and have 16 and eight years, respectively, of credited service thereunder. The Pension Plans cover the salary and bonus of the executive officers, as indicated in the Summary Compensation Table. The benefits under the Pension Plans are computed on the basis of straight-line annuity amounts. The benefits described above are not subject to any deduction for Social Security or other offset amounts.

                       Option Grants In Last Fiscal Year

  The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 1999, pursuant to the Company's 1997 Stock Option Plan (the "Plan").

                                           Individual Grants
                          ----------------------------------------------------
                                                                               Potential Realizable
                                                                                 Value at Assumed
                                                                                  Annual Rates of
                          Number of    % of Total                                   Stock Price
                          Securities    Options                                  Appreciation for
                          Underlying   Granted to                                 Option Term (2)
                           Options    Employees in Exercise or Base Expiration ---------------------
          Name            Granted (1) Fiscal Year    Price ($/SH)      Date      5% ($)    10% ($)
          ----            ----------  ------------ ---------------- ---------- ---------- ----------
Bob Marbut..............       --          --               --           --           --         --
David J. Barrett........    35,000         6.1         $26.8125      6/25/09   $  590,178 $1,495,628
John G. Conomikes.......       --          --               --           --           --         --
Anthony J. Vinciquerra..    40,000         6.9         $26.8125      6/25/09   $  674,489 $1,709,289
Harry T. Hawks..........       --          --               --           --           --         --
Terry Mackin............   100,000        17.3         $26.0625      3/19/09   $1,639,057 $4,153,691
Philip M. Stolz.........       --          --               --           --           --         --

--------
(1) All options granted in 1999 to the named executive officers were granted pursuant to the Plan. One-half of the options granted to Messrs. Barrett and Vinciquerra vest on December 31, 2000, and one-half of the options granted to Mr. Mackin vest on December 31, 2001. The other one-half of the options granted to Messrs. Barrett and Vinciquerra vest on December 31, 2007, and the other one-half of the options granted to Mr. Mackin vest on December 31, 2008, each subject to earlier vesting in one-third increments when the market price of the Company's Series A Common Stock reaches $31 per share, $37 per share and $43 per share, in each case for a period of 10 consecutive trading days. In addition, options granted under the Plan are subject to earlier vesting in the event of a Change of Control or similar transaction as provided in the Plan. If a participant's employment or service as a non-employee director is terminated by the Company for "cause" (as defined in the Plan) or was voluntary by a participant (other than voluntary termination in connection with retirement upon or after reaching age 65), any such participant's options automatically will be forfeited and unexercisable. If the participant was terminated because of death, disability or retirement upon or after reaching age 65, or the participant is terminated by the Company "without cause," a stock option that is exercisable on the date of termination may be exercised at any time prior to one year from the date of such termination. If a participant is terminated with the approval of the Company's Board of Directors, the Board, in its discretion, may accelerate or otherwise modify the vesting conditions applicable to any then unexercisable options, extend the exercise period following termination of employment (but in no event beyond the original exercise term of the grant) or modify the vesting terms and extend the exercise term of the grant. The maximum term of the options is 10 years.

(2) Calculated based on the fair market value of the Company's Series A Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table will be achieved.

                        Aggregated Option Exercises In
              Last Fiscal Year And Fiscal Year-End Option Values

  The following table sets forth information concerning the value as of December 31, 1999 of unexercised options held by each of the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during the fiscal year ended December 31, 1999.

                                                   Number of       Value of
                                                   Securities     Unexercised
                                                   Underlying    In-The-Money
                                                   Options at     Options at
                                                   FY-End(#)     FY-End ($)(1)
                                                  Exercisable/   Exercisable/
Name                                             Unexercisable   Unexercisable
----                                             -------------- ---------------
Bob Marbut...................................... 50,000/100,000 $ 6,250/$12,500
David J. Barrett................................ 76,667/188,333 $ 9,583/$19,167
John G. Conomikes...............................    -- / --         -- / --
Anthony J. Vinciquerra.......................... 50,000/140,000 $ 6,250/$12,500
Harry T. Hawks..................................  33,334/66,666 $  4,167/$8,333
Terry Mackin....................................    -- /100,000     -- /$56,250
Philip M. Stolz.................................  26,668/93,332 $10,834/$49,166

--------
(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. The fair market value is based on the closing price of $26.625 per share of shares of the Series A Common Stock on the NYSE on December 31, 1999, the last trading day of the fiscal year.

Employment Agreements

  As of August 12, 1997, the Company entered into an employment agreement with Bob Marbut, the Company's Chairman of the Board and Co-Chief Executive Officer, for a term commencing upon the consummation of the Hearst Transaction and ending on December 31, 2000. Pursuant to his employment agreement, Mr. Marbut is entitled to an initial base salary of $715,000 for the calendar year 2000 and a bonus in an amount and on the basis of criteria to be established by the Compensation Committee. The bonus is subject to a maximum equal to 75% of the base salary for that year, with a "target" bonus equal to 40% of the base salary, subject to the Compensation Committee's discretion to increase such percentages (the maximum and target bonuses for 2000 were set by Compensation Committee at 90% and 50%, respectively). Mr. Marbut's employment terminates upon his death and may be terminated by the Company upon his "disability" or for "cause" or "without cause" (in each case, as defined in his employment agreement). Mr. Marbut may terminate his employment voluntarily with "good reason," or "without good reason" (in each case, as defined in his employment agreement). In the event of a termination by the Company "without cause" or by Mr. Marbut with "good reason," Mr. Marbut is entitled to receive a lump sum payment equal to his base salary and target bonus for the longer of the then-remaining term of his employment agreement or one year.

  Mr. Marbut's employment agreement also provides for certain perquisites and the award of options to purchase 300,000 shares of the Company's Series A Common Stock, subject to certain vesting requirements, except that if Mr. Marbut's employment is terminated "without cause" on or after September 1, 1998, options to acquire 16 2/3% of such shares become exercisable upon such termination or if Mr. Marbut's employment is terminated "without cause" on or after September 1, 2000, options to acquire 33 1/3% of such shares become exercisable upon such termination.

  Mr. Marbut's employment agreement contains a covenant by Mr. Marbut against solicitation of the Company's employees, independent contractors, customers, agencies or advertisers for two years following termination of his employment for any reason and, in the case of termination by the Company for "cause" or by Mr. Marbut without "good reason," a covenant by Mr. Marbut against directly competing with the Company for a period equal to the lesser of two years and the remainder of the term of his employment agreement.

  As of January 1, 1999, the Company entered into employment agreements with each of Messrs. Barrett, Vinciquerra and Hawks for a term commencing on January 1, 1999 and ending on December 31, 2000 (except for Mr. Barrett's employment agreement, which ends on December 31, 2001). On January 1, 1999, the Company entered into an employment agreement with Mr. Stolz for a term commencing on January 1, 1999 and ending on December 31, 2000. On February 15, 1999, the Company entered into an employment agreement with Mr. Mackin for a term commencing on May 1, 1999 and ending on December 31, 2001. Mr. Conomikes, who retired on June 30, 1999, was not an employee of the Company. Hearst provided the services of Mr. Conomikes to the Company pursuant to the Services Agreement described under "Certain Relationships and Related Transactions." Pursuant to the employment agreements, each of these executive officers is entitled to an annual base salary and to be considered annually for a bonus. The employment agreements for each of these executive officers sets forth an annual target bonus. The annual base salary and target bonus as a percentage of annual salary for each of such executive officers for the year 2000 is as follows: Mr. Barrett-$715,000, 50%; Mr. Vinciquerra-$600,000, 50%; Mr. Hawks- $400,000, 40%; Mr. Mackin-$550,000, 40%; and Mr. Stolz-$400,000, 40%.
Additionally, Mr. Mackin's employment agreement guarantees him a minimum bonus of $110,000 and $120,000 for 2000 and 2001, respectively.

  The employment agreements terminate upon the death of the executive officer and may also be terminated by the Company upon the "disability" of the executive officer or for "cause" (in each case, as defined in the employment agreements). The employment agreements also provide that if employment is terminated by the executive officer with "good reason" or by the Company "without cause" (in each case, as defined in the employment agreements), then the executive officer will be entitled to a lump sum payment equal to the sum of his base salary plus target bonus for the longer of the then-remaining term of his employment agreement or one year.

401(k) Savings Plan

  Effective as of August 29, 1997, the Company adopted the Hearst-Argyle Television, Inc. Savings Plan (the "Savings Plan"), a retirement plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, which covers employees of the Company and its subsidiaries who have attained the age of 21. Employees transferred from Hearst in connection with the Hearst Transaction were covered as of August 29, 1997; the remaining employees of the Company were covered as of January 1, 1998. Subject to statutory limitations, an employee may contribute 1% to 8% of his annual compensation on a pre-tax basis, and 1% to 8% on an after-tax basis. The employer will match 50% of each participating employee's contributions up to 6% of such employee's base salary, on either a pre-tax or after-tax basis. Contributions are allocated to each employee's individual account, which is intended to be invested in separate investment funds according to the direction of the employee. Mr. Mackin is not yet eligible to participate in the Savings Plan. Mr. Marbut, Mr. Barrett and the three other most highly compensated executive officers of the Company participate in the Savings Plan. Mr. Conomikes, who retired from the Company in June 1999, participates in Hearst's Savings Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Chase. Chase is the lead agent bank under the $1 billion credit facility and the $250 million credit facility that the Company entered into on April 12, 1999. The new credit facilities mature on April 12, 2004 and April 12, 2003, respectively and borrowings thereunder bear interest at an applicable margin that varies based on the Company's ratio of total debt to operating cash flow. The Company is required to pay an annual commitment fee based on the unused portion of the new credit facilities. Frank A. Bennack, Jr., a Director of the Company, is also a director of Chase and The Chase Manhattan Corporation.

  Hearst. Upon consummation of the Hearst Transaction, the Company entered into a series of agreements with Hearst, which holds, through a subsidiary, 100% of the outstanding shares of the Company's Series B Common Stock and 27.4% of the Company's Series A Common Stock, constituting approximately 59.7% of the Company's total outstanding common stock.

  Management Services Agreement. Hearst and the Company are parties to a Management Services Agreement pursuant to which the Company provides certain management services (i.e., sales, news, programming, legal, financial, accounting, engineering and promotion services) with respect to WMOR-TV (Hearst's owned television station in Tampa, Florida), WBAL-AM and WIYY-FM (Hearst's owned AM/FM radio stations in Baltimore, Maryland,), and WPBF-TV (Hearst's owned television station in West Palm Beach, Florida). In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Program Services and Time Brokerage Agreement between Hearst and the permittee of KCWE-TV (a Kansas City, Missouri, television station). Hearst has the right, but not the obligation, to add to such managed stations any additional broadcast stations that it may acquire (or for which it enters into a time brokerage agreement) during the term of the Management Services Agreement.

  The annual management fee for the services provided to these stations is an amount equal to the greater of (i) (x) $50,000 for Hearst's radio stations (counted as a single property) and $50,000 for KCWE-TV, or (y) for all others (including WMOR-TV and WPBF-TV), $100,000 per station, and (ii) a specified percentage of the positive broadcast cash flow from each such property (ranging from 20% for the first year to 50% for the fourth year and thereafter). Hearst also reimburses the Company for the Company's direct operating costs and expenses incurred with unrelated third parties and amounts paid on behalf of a managed station under the Services Agreement described below. Corporate overhead is not reimbursed except to the extent it had historically been treated as an operating expense by Hearst in calculating broadcast cash flow for a station. The term of the Management Services Agreement commenced at the consummation of the Hearst Transaction and will continue for each station, respectively, until the earlier of (i) Hearst's divestiture of the station to a third party; (ii) if applicable, the exercise of the option granted to the Company to acquire certain of the stations pursuant to the Television Station Option Agreement described below; or, (iii) five years after the consummation of the Hearst Transaction; provided, however, that Hearst will have the right to terminate the Management Services Agreement as to a particular station covered by an option or right of first refusal under the Television Station Option Agreement at any time upon 90 days' prior written notice if the option period or right of first refusal period, as applicable, has expired without having been exercised. The Management Services Agreement will also terminate if Hearst ceases to own a majority of the Company's voting common stock or to have the right to elect a majority of the Company's directors. In 1999, Hearst paid the Company an aggregate amount of $4,843,000 pursuant to the Management Services Agreement.

  Television Station Option Agreement. Hearst and the Company are parties to a Television Station Option Agreement pursuant to which Hearst has granted to the Company an option to acquire WMOR-TV, and Hearst's interests (which interests include an option to acquire the station) with respect to KCWE-TV (together with WMOR-TV, the "Option Properties"), as well as a right of first refusal for a period of 36 months following the consummation of the Hearst Transaction with respect to WPBF-TV (if such station is proposed by Hearst to be sold to a third party). The option period for each Option Property, which began on March 1, 1999, is from 18 to 36 months following the consummation of the Hearst Transaction, and the purchase price will be the fair market value of such station based upon agreement between the parties or, if either party so elects, an independent third-party appraisal, subject to certain specified parameters. If Hearst elects to sell an Option Property prior to the commencement of, or during, the option, the Company will have a right of first refusal to acquire such Option Property. Hearst may elect to receive the stock of the Company in payment for the exercise of the option or right of first refusal. The exercise of the option and the right of first refusal will be by action of the independent directors of the Company, and any option exercise may be withdrawn by the Company after receipt of the appraisal described above.

  Radio Facilities Lease. Hearst and the Company are parties to a Studio Lease Agreement pursuant to which Hearst leases from the Company premises for WBAL-AM and WIYY-FM, Hearst's Baltimore, Maryland, radio stations. The term of the lease commenced at the consummation of the Hearst Transaction and will continue as to the space occupied by each radio station, respectively, until the earlier of (i) Hearst's divestiture of the radio station to a third party, in which case either party (i.e., the Company or the buyer of the station) will be entitled to terminate the lease with respect to that station upon certain prior written notice or (ii) 36 months following consummation of the Hearst Transaction. Hearst paid the Company in 1999 pursuant to the Studio Lease Agreement an aggregate amount of $664,000.

  Services Agreement. Hearst and the Company are parties to a Services Agreement pursuant to which Hearst provides the Company with certain administrative services, including accounting, financial, tax, legal, insurance, data processing and employee benefits. The fees for such services are based on fixed and variable transaction amounts negotiated between Hearst and the Company, subject to adjustment beginning in 2000, to reflect changes in costs or other assumptions used to establish such fees, or at any time, to reflect the acquisition or disposition of television or radio stations. Until his retirement in June 1999, the Company also reimbursed Hearst under the Services Agreement for the services of Mr. Conomikes. The amount charged to the Company for Mr. Conomikes' services in 1999 was based on a pro rata amount of the base salary and bonus for Mr. Marbut contained in Mr. Marbut's employment agreement (which amount was charged to the Company by Hearst pursuant to the Services Agreement). The term of the Services Agreement expires on December 31, 2000, but is thereafter renewable, pursuant to the provision of the Services Agreement that allows for one year renewals unless terminated on six months' prior notice. Although the Company believes that such terms are reasonable, there can be no assurance that more favorable terms would not be available from unaffiliated third parties. The Company paid $3,330,000 to Hearst pursuant to the Services Agreement in 1999.

               BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the Performance Graph following it shall not be incorporated by reference into any such filings.

The Compensation Committee

  The Compensation Committee is composed entirely of directors who are not officers or employees of the Company. Under the Charter of the Compensation Committee (the "Charter") adopted by the Board of Directors, the Compensation Committee reviews and approves executive compensation packages for the Co-Chief Executive Officers, all other executive officers of the Company and the general managers of the television stations owned by the Company (collectively, "Management"). Additionally, the Charter provides that the Compensation Committee shall make recommendations to the Board of Directors with respect to the establishment, modification and administration of incentive and benefit programs.

Compensation Philosophy

  The goal of the Company's compensation arrangements is to attract, retain, motivate and reward personnel critical to the long-term success of the Company. As described below, the various components of the Company's compensation arrangements for Management are tied to the performance of the Company, which in turn unites the interests of Management with the interests of the Company's stockholders.

Components of Compensation

  The components of executive compensation in 1999 were a (i) base salary and
(ii) bonus opportunity.

  Base Salary. The salaries of the executive officers of the Company were established in employment agreements. These employment agreements provided for base salary and target bonus levels.

  In establishing the base salary levels, the Compensation Committee reviewed the salary levels for similar positions in broadcasting and media companies, and other companies comparable to the Company in terms of revenues and cash flow. No specific formula was established targeting compensation at any particular level, but rather the salary levels were determined by a subjective evaluation of the position and the individual's performance and accomplishments. Additionally, the other components of compensation (bonus and previous stock option grants) were taken into account in setting the salary levels.

  Bonus Opportunity. Bonus opportunities (at "target" and "maximum") for the executive officers of the Company were established in the employment agreements. These bonus levels were established based on the factors described for setting the salary levels. The Company did not pay bonuses to the executive officers for 1999 (except for a one-time signing bonus paid to Mr. Mackin in connection with the commencement of his employment and a 1999 guaranteed bonus paid to Mr. Mackin pursuant to his employment agreement), due to the financial performance of the Company in 1999.


CEO Compensation

  The compensation for Mr. Marbut, the Co-Chief Executive Officer of the Company, and Mr. Barrett, the President and Co-Chief Executive Officer of the Company (since June 1999), was established in their employment agreements with the Company. The Compensation Committee established the levels of the various components of compensation under these agreements (base salary, annual bonus and stock options) in the manner described under "--Components of Compensation" above, which was the same manner used for establishing levels of compensation for all executive officers in the employment agreements.

  Under the terms of a Services Agreement, the Company reimbursed Hearst for the services of Mr. Conomikes, the Co-Chief Executive Officer of the Company until June 30, 1999. The amount of such reimbursement for 1999 equaled $390,561, and was tied to one-half of the amount of Mr. Marbut's total compensation for 1999.

$1 Million Limit on Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. No executive received compensation subject to the
Section 162(m) limitation in excess of this level in 1999.

  The Company's 1997 Stock Option Plan establishes a limit on the maximum number of shares of the Company's Common Stock for which options may be granted to any one individual in any calendar year. This provision was approved by the Company's stockholders, and the Stock Option Plan is structured with the intent that compensation attributable to options granted thereunder is not subject to the Section 162(m) limitation on deductibility. At the present time, in light of current compensation levels, other compensation programs of the Company have not been structured to qualify for an exception from the Section 162(m) limitation; and it is possible that a limited amount of compensation could be nondeductible thereunder.

  Submitted by the Compensation Committee:

    Caroline L. Williams, Chair
    Frank A. Bennack, Jr.
    Michael E. Pulitzer
    David Pulver

                               PERFORMANCE GRAPH

  The following graph compares the annual cumulative total shareholder return on an investment of $100 in the Series A Common Stock on October 24, 1995, the date that the Series A Common Stock began trading following the Company's initial public equity offering, based on the market price of the Series A Common Stock and assuming reinvestment of dividends, with the cumulative total return of a similar investment in companies on the Standard & Poor's 500 Stock Index and in a group of peer companies selected by the Company on a line-of-business basis and weighted for market capitalization. Peer companies included are Granite Broadcasting Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting, Inc.

                            CUMULATIVE TOTAL RETURN
         Based on initial investment of $100 beginning October 24, 1995 with dividends reinvested

                                 [LINE GRAPH]


                               24-Oct- 31-Dec- 31-Dec- 31-Dec- 31-Dec- 31-Dec-
                                 95      95      96      97      98      99
                               ------- ------- ------- ------- ------- -------
Hearst Argyle Television...... $100.00 $102.94 $144.12 $175.00 $194.12 $156.62
S&P 500....................... $100.00 $105.53 $129.76 $173.05 $222.51 $269.34
Custom Composite Index
(3 Stocks).................... $100.00 $ 88.82 $103.39 $147.69 $137.69 $104.49

  The 3-Stock Custom Composite Index consists of Granite Broadcasting Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting, Inc.

                            PRINCIPAL STOCKHOLDERS

  As of the Record Date, the Company had issued and outstanding and entitled to vote at the Annual Meeting, 51,492,552 shares of Series A Common Stock, 41,298,648 shares of Series B Common Stock, 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock.

  The following table sets forth information as of the Record Date regarding the beneficial ownership of the Company's Series A Common Stock and the Series B Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director and each executive officer of the Company named in the Summary Compensation Table; and, (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock. The number of shares set forth below includes those shares issuable pursuant to options that are exercisable within 60 days of March 31, 2000.

                                Series A Common Stock Series B Common Stock
                                Beneficial Ownership   Beneficial Ownership
                                         (2)                   (2)
                                --------------------- -------------------------
                                           Percent of                Percent of
     Name and Address (1)         Number    Series(%)   Number        Series(%)
     --------------------       ---------- ---------- ----------     ----------
Bob Marbut(3)(4)..............     955,461     1.9%          --         --
John G. Conomikes.............      20,000       *           --         --
David J. Barrett(5)...........      80,624       *           --         --
Anthony J. Vinciquerra(6).....      63,204       *
Harry T. Hawks(3)(7)..........     137,983       *           --         --
Terry Mackin..................         --      --            --         --
Philip M. Stolz(8)............      27,357       *
Frank A. Bennack, Jr..........      25,000       *           --         --
Ken J. Elkins.................      29,550       *
Victor F. Ganzi...............      45,000       *           --         --
George R. Hearst, Jr..........      15,000       *           --         --
William Randolph Hearst
 III(9).......................      14,000       *           --         --
Gilbert C. Maurer.............      10,000       *           --         --
Michael E. Pulitzer(10).......   5,399,399    10.5%
David Pulver(3)(11)...........      86,656       *           --         --
Virginia Hearst Randt(12).....       4,000       *           --         --
Caroline L. Williams(11)......      32,646       *           --         --
All Company directors and
 executive officers as a group
 (17 persons)(13).............   6,945,880    13.5%          --         --
Hearst Broadcasting,
 Inc.(14).....................  14,093,942    27.4%   41,298,648(15)    100%
David E. Moore(10)............   6,032,144    11.7%          --         --
Emily Rauh Pulitzer(10).......  10,344,999    20.1%          --         --

--------
  * Represents beneficial ownership of less than 1% of the issued and outstanding shares of Series A Common Stock.

 (1) Unless otherwise indicated, the address of each person or entity named in the table is c/o Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.

 (2) Number and percent of outstanding Series A Common Stock does not include any shares of Series A Common Stock issuable upon the conversion of the Series B Common Stock, Series A Preferred Stock or Series B Preferred Stock into Series A Common Stock.

 (3) Indicates that such person is a party to a Registration Rights Agreement with the Company dated as of August 29, 1997.

 (4) Includes 50,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

 (5) Includes 76,667 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

 (6) Includes 50,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

 (7) Includes 33,334 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

 (8) Includes 26,668 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

 (9) Includes 4,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

(10) Indicates that such person is a party to a Registration Rights Agreement with the Company dated May 25, 1998.

(11) Includes 20,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

(12) Includes 4,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

(13) Includes 264,669 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.

(14) The Hearst Family Trust is the sole common stockholder of Hearst, which is the sole stockholder of Hearst Holdings, which is the sole stockholder of Hearst Broadcasting. The address of The Hearst Family Trust is 888 Seventh Avenue, New York, New York 10106. The address of Hearst, Hearst Holdings and Hearst Broadcasting is 959 Eighth Avenue, New York, New York 10019.

(15) Indicates the number of shares of Series B Common Stock held by Hearst Broadcasting. The shares of Series B Common Stock are convertible at any time at the option of the holder on a share-for-share basis into shares of Series A Common Stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Securities and Exchange Commission (the "SEC") requires that each registrant's executive officers and directors, and beneficial owners of more than 10% of any class of equity security registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to make certain filings on a timely basis under Section 16(a) of the Exchange Act. Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that during the past fiscal year all of its officers, directors and greater than 10% beneficial holders complied with all applicable filing requirements.

                           ANNUAL REPORT ON FORM 10-K

  Upon written request of any beneficial shareholder or shareholder of record, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (including the exhibits, financial statements and the schedules thereto) required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act will be provided, without charge, from Tom Campo, Manager, Investor Relations, 888 Seventh Avenue, New York, New York 10106.

                         STOCKHOLDER PROPOSAL DEADLINES

  Stockholder proposals to be presented at the 2001 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in New York, New York, addressed to the Secretary of the Company, not later than December 10, 2000. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14A of the Act. The Company may solicit proxies to use discretionary authority to vote on any stockholder proposal received after February 23, 2001.

                              INDEPENDENT AUDITORS

  The Company has selected Deloitte & Touche LLP ("Deloitte & Touche") as its independent auditors. Representatives of Deloitte & Touche will be present at the 2000 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

                                 OTHER MATTERS

  At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all Proxies in accordance with their best judgment, unless otherwise restricted by law.

                                        By Order of the Board of Directors,

                                        /S/ Bob Marbut

                                        Bob Marbut,
                                        Chairman and Co-Chief Executive
                                        Officer

Dated: April 10, 2000

Appendix A

 PROXY                                                                   PROXY

                       HEARST-ARGYLE TELEVISION, INC.

          This Proxy is solicited on behalf of the Board of Directors of Hearst-Argyle Television, Inc.
P
          The undersigned hereby appoints Bob Marbut, David J. Barrett and Harry
R T. Hawks, or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and
O to vote as designated below all the shares of Series A Common Stock, Series A Preferred Stock and Series B Preferred Stock of Hearst-Argyle Television,
X Inc., held of record by the undersigned on March 31, 2000, at the Annual Meeting of Stockholders to be held on May 9, 2000, or any adjournment
Y    thereof.





      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

                 (continued and to be signed on reverse side)



                                                  HEARST-ARGYLE TELEVISION, INC.
                               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Item 1. ELECTION OF DIRECTOR:   For        Withhold               Item 2. At the discretion of    For     Against    Abstain
        Class I Series A        [  ]       [  ]                           such Proxies, on any    [  ]    [  ]       [  ]
        (Term expires in 2002)                                            other matter that
        -Caroline L. Williams                                             properly may come
                                                                          before the meeting or
                                                                          any adjournment
                                                                          thereof.

                                                                                        Date: ________________________, 2000

                                                                                ____________________________________________
                                                                                Signature
                                                                                ____________________________________________
                                                                                Signature if Held Jointly

                                                                                Please sign exactly as name appears. When
                                                                                shares are held by joint tenants, both should
                                                                                sign. When signing as attorney, executor,
                                                                                administrator, trustee or guardian, please
                                                                                give full title as such. If a corporation,
                                                                                please sign in the full corporate name by
                                                                                President or other authorized officer. If a
                                                                                partnership, please sign in partnership name
                                                                                by authorized person.


                                       Item 1 was proposed by Hearst-Argyle Television, Inc.

          This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.
                               If no direction is made, this Proxy will be voted for Items 1 and 2.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.